Exhibit 99.1

Dream Finders Announces Third Quarter 2023 Results

Homebuilding Revenues Up 14%, Home Closings Up 17%

Return on Participating Equity of 38.9%

Jacksonville, Fla. — November 2, 2023 — Dream Finders Homes, Inc. (the “Company”, “Dream Finders Homes”, “Dream Finders” or “DFH”) (NYSE: DFH) announced its financial results for the third quarter ended September 30, 2023.

Third Quarter 2023 Highlights (As Compared to Third Quarter 2022, unless otherwise noted)

•Homebuilding revenues increased 14% to $894 million from $784 million

•Home closings increased 17% to 1,798 from 1,542

•Net new orders increased 38% to 1,535 from 1,110

•Gross margin as a percentage of homebuilding revenues increased 200 basis points to 20.6% from 18.6%

•Adjusted gross margin (non-GAAP) as a percentage of homebuilding revenues increased 350 basis points to 28.4% from 24.9%

•Pre-tax income increased 27% to $104 million from $82 million

•Net income attributable to DFH increased 9% to $76 million, or $0.79 per basic share, from $70 million, or $0.71 per basic share

•Average sales price of homes closed increased 3% to $501,536 from $487,852

•Active community count increased 11% to 219 from 197

•Backlog of sold homes of 5,025 homes, valued at $2.4 billion

•Return on participating equity of 38.9% for the trailing twelve months ended September 30, 2023, compared to 50.3% for the trailing twelve months ended September 30, 2022

•Issuance of $300 million in aggregate principal amount of 8.25% senior unsecured notes used to repay a portion of the outstanding balance under the revolving credit facility

•Total liquidity, comprised of cash and cash equivalents, and availability under the revolving credit facility, of $564 million as of September 30, 2023, compared to $487 million as of December 31, 2022

Management Commentary

Patrick Zalupski, Dream Finders Homes Chairman and CEO, said, “DFH continued its positive momentum in the third quarter of 2023, delivering revenue growth of 14%, along with pre-tax income of $104 million and earnings per basic share of $0.79, which increased 27% and 11%, respectively, compared to the year-ago quarter and are both third quarter Company records. Home closings of 1,798 and net new orders of 1,535 increased 17% and 38%, respectively, compared to the year-ago quarter. Our performance in a difficult interest rate environment reflects our ability to generate sales and successfully deliver on our growth strategy. We continue to focus on managing construction times and increasing inventory turnover.

Return on equity of 38.9% for the trailing twelve months remains among the best in the industry. We continued to de-lever the balance sheet to a net debt to net capitalization ratio of 34.5%, the lowest in Company history. We generated record operating cash flows of $408 million over the trailing twelve months, which resulted in record total available liquidity of $564 million. On August 22nd, we raised additional liquidity through the first Company issuance of senior unsecured notes for a total aggregate principal amount of $300 million, which carries interest at 8.25% annually and matures August 15, 2028. While we utilized this capital to pay down our existing line of credit, this was an important step for the Company in becoming rated and establishing the foundation for future issuances. The team did an excellent job making sure we were prepared for this opportunity and I want to commend their efforts.

Although uncertainty remains for the remainder of 2023 and beyond, we have set ourselves up for another successful year and have increased guidance to approximately 6,750 closings for the fiscal year.”

Third Quarter 2023 Results

Homebuilding revenues in the third quarter of 2023 increased 14% to $894 million, compared to $784 million in the third quarter of 2022. Home closings increased 17% to 1,798, compared to 1,542 in the third quarter of 2022. Average sales price (“ASP”) of homes closed for the third quarter of 2023 increased 3% to $501,536, compared to $487,852 in the third quarter of 2022.

Homebuilding gross margin percentage in the third quarter of 2023 was 20.6%, compared to 18.6% in the third quarter of 2022. The gross margin percentage increase was primarily attributable to cost and cycle time improvement efforts across our segments, partially offset by increases in cost of funds as well as closing costs.

Adjusted gross margin as a percentage of homebuilding revenues in the third quarter of 2023 was 28.4%, an increase of 350 basis points (“bps”) compared to 24.9% in the third quarter of 2022. The adjusted gross margin percentage improved, despite increased closing costs, due to proactive cost management efforts and modest home sales price appreciation. Adjusted gross margin is a non-GAAP financial measure. See “Reconciliation of Non-GAAP Financial Measures.”

Selling, general and administrative expense (“SG&A”) in the third quarter of 2023 increased 16% to $80 million, compared to $69 million in the third quarter of 2022. SG&A as a percentage of homebuilding revenues in the third quarter of 2023 remained consistent at 9% compared to the third quarter of 2022.

Net income attributable to DFH in the third quarter of 2023 increased 9% to $76 million, or $0.79 per basic share, from $70 million, or $0.71 per basic share in the third quarter of 2022.

Net new orders in the third quarter of 2023 were 1,535, an increase of 38% compared to 1,110 net new orders for the third quarter of 2022. The cancellation rate in the third quarter of 2023 was 14.9%, an improvement of 1,060 bps compared to the third quarter of 2022 cancellation rate of 25.5%. Despite the mortgage interest rate reaching a peak in August and remaining elevated through the end of the third quarter of 2023, net new orders and the cancellation rate have improved. We believe this is reflective of our flexible sales incentives, targeted mortgage buydown programs and availability of affordable quick move-in homes in our communities.

On August 22, 2023, we successfully completed the first Company issuance of senior unsecured notes for a total aggregate principal of $300 million, carrying interest at 8.25% annually and maturing August 15, 2028. The net proceeds of approximately $294 million were used to repay a portion of the outstanding balance under our revolving credit facility.

Our total available liquidity as of September 30, 2023 was $564 million, including $330 million of unrestricted operating cash. In addition, net debt to net capitalization as of September 30, 2023 was 34.5%, a reduction of 1,980 bps from the end of the third quarter of 2022. Net debt to net capitalization is defined as the sum of the senior unsecured notes, net and construction lines of credit, less cash and cash equivalents (“net debt”), divided by the sum of net debt, preferred mezzanine equity, and total stockholders’ equity.

Change in Segments

During the third quarter of 2023, as a result of our continued growth and strategy to maintain agility, the management of our homebuilding operations changed from a divisional level to a regional level. We have updated our reporting to align with this change in view and there are now four segments comprised of the following operations:
•Southeast (Jacksonville, Orlando, Savannah, GA, Hilton Head and Bluffton, SC, Active Adult, Custom Homes)
•Mid-Atlantic (The Carolinas and DC Metro)
•Midwest (Texas and Colorado)
•Financial Services (primarily Jet HomeLoans and Golden Dog Title and Trust)

Third Quarter 2023 Backlog

As of September 30, 2023, DFH had a backlog of 5,025 homes, valued at $2.4 billion, compared to the backlog of 5,479 homes, valued at $2.5 billion as of June 30, 2023. As of September 30, 2023, the ASP in backlog was $479,638 compared to $470,192 as of June 30, 2023. As of September 30, 2023, approximately 3,177 of the homes in the Company backlog are expected to be delivered in 2024 and beyond.

The following table shows the backlog units and ASP as of September 30, 2023 by segment:

	As of September 30, 2023 (unaudited)
Backlog:	Units	Average Sales Price
Southeast	2,766	$406,944
Mid-Atlantic	815	426,143
Midwest	1,444	649,078
Total	5,025	$479,638

Full Year 2023 Outlook

Based on the progress made year-to-date, Dream Finders Homes is updating its guidance and now expects approximately 6,750 home closings for the full year 2023 compared to a previous outlook of approximately 6,500 homes. Deterioration of general economic conditions, including interest rate increases and mortgage availability, as well as any governmental restrictions on land development, home construction or home sales, or supply chain challenges, could negatively affect the Company’s ability to achieve this number of home closings in 2023.

About Dream Finders Homes, Inc.

Dream Finders Homes (NYSE: DFH) is a homebuilder based in Jacksonville, FL. Dream Finders Homes builds single-family homes throughout the Southeast, Mid-Atlantic and Midwest, including Florida, Texas, North Carolina, South Carolina, Georgia, Colorado, and the Washington, D.C. metropolitan area, which comprises Northern Virginia and Maryland. Through its financial services joint ventures, DFH also provides mortgage financing and title services to homebuyers. Dream Finders Homes achieves its industry-leading growth and returns by maintaining an asset-light homebuilding model. For more information, please visit www.dreamfindershomes.com.

Forward-Looking Statements

This press release includes forward-looking statements regarding future events, including projected 2023 home closings and market conditions and possible or assumed future results of operations, including statements regarding the Company’s strategies and expectations as they relate to market opportunities and growth. All forward-looking statements are based on Dream Finders Homes’ beliefs as well as assumptions made by and information currently available to Dream Finders Homes. These statements reflect Dream Finders Homes’ current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in Dream Finders Homes’ Annual Report on Form 10-K for the year ended December 31, 2022 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023 and June 30, 2023, and other filings with the U.S. Securities and Exchange Commission. Dream Finders Homes undertakes no obligation to update or revise any forward-looking statement except as may be required by applicable law.

Dream Finders Homes, Inc.
Condensed Consolidated Statements of Comprehensive Income and Other Financial and Operating Data
(In thousands, except per share amounts and Other Financial and Operating Data, unless otherwise noted)
(Unaudited)

	Three Months Ended September 30, (unaudited)		Nine Months Ended September 30, (unaudited)
	2023	2022	2023	2022
Revenues:
Homebuilding	$893,502	$783,945	$2,603,858	$2,237,648
Other	2,328	1,724	6,731	5,221
Total revenues	895,830	785,669	2,610,589	2,242,869
Homebuilding cost of sales	709,286	638,456	2,109,485	1,812,746
Selling, general and administrative expense	79,963	68,839	214,433	196,564
Income from unconsolidated entities	(4,557)	(5,137)	(12,219)	(11,431)
Contingent consideration revaluation	9,026	2,641	32,608	11,875
Other income, net	(1,646)	(1,119)	(2,711)	(1,784)
Income before taxes	103,758	81,989	268,993	234,899
Income tax expense	(24,158)	(10,371)	(66,000)	(50,576)
Net and comprehensive income	79,600	71,618	202,993	184,323
Net and comprehensive income attributable to noncontrolling interests	(3,503)	(1,977)	(9,043)	(8,342)
Net and comprehensive income attributable to Dream Finders Homes, Inc.	$76,097	$69,641	$193,950	$175,981

Earnings per share
Basic	$0.79	$0.71	$1.98	$1.78
Diluted	$0.75	$0.64	$1.83	$1.67
Weighted-average number of shares
Basic	93,108,277	92,760,013	93,052,507	92,760,013
Diluted	102,052,181	108,286,433	105,819,964	105,117,234
Other Financial and Operating Data
Home closings	1,798	1,542	5,161	4,562
Average sales price of homes closed(1)	$501,536	$487,852	$499,433	$471,621
Net new orders	1,535	1,110	4,638	4,938
Cancellation rate	14.9%	25.5%	17.1%	18.6%
Gross margin (in thousands)(2)	$184,216	$145,489	$494,373	$424,902
Gross margin %(3)	20.6%	18.6%	19.0%	19.0%
Adjusted gross margin (in thousands)(4)	$254,172	$195,042	$696,276	$560,329
Adjusted gross margin %(4)	28.4%	24.9%	26.7%	25.0%
Active communities at end of period(5)			219	197
Ending backlog - homes			5,025	6,758
Ending backlog - value (in thousands)			$2,410,181	$3,137,243
(1)Average sales price of homes closed is calculated based on homebuilding revenues, excluding the impact of deposit forfeitures, percentage of completion revenues and land sales, over homes closed.
(2)Gross margin is homebuilding revenues less homebuilding cost of sales.
(3)Calculated as a percentage of homebuilding revenues.
(4)Adjusted gross margin is a non-GAAP financial measure. For definitions of this non-GAAP financial measures and a reconciliation to our most directly comparable financial measure calculated and presented in accordance with GAAP, see “Reconciliation of Non-GAAP Financial Measures.”
(5)A community becomes active once the model is completed or the community has its fifth net new order. A community becomes inactive when it has fewer than five units remaining to sell.

Dream Finders Homes, Inc.
Condensed Consolidated Statements of Comprehensive Income and Other Financial and Operating Data (continued)
(Unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2023 (unaudited)		2022 (unaudited)		2023 (unaudited)		2022 (unaudited)
Home Closings:	Units	Average Sales Price	Units	Average Sales Price	Units	Average Sales Price	Units	Average Sales Price
Southeast	828	$467,896	547	$446,518	2,261	$460,524	1,719	$438,386
Mid-Atlantic	388	407,798	366	371,552	1,144	386,114	1,005	357,779
Midwest	582	611,886	629	591,470	1,756	623,358	1,838	564,952
Total	1,798	$501,536	1,542	$487,852	5,161	$499,433	4,562	$471,621

Dream Finders Homes, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except share and per share amounts)
(Unaudited)

	September 30, 2023	December 31, 2022
Assets
Cash and cash equivalents	$330,129	$364,531
Restricted cash	33,172	30,599
Accounts receivable	33,315	43,490
Inventories	1,473,917	1,378,185
Lot deposits	241,280	277,258
Other assets	56,532	59,438
Investments in unconsolidated entities	14,297	14,008
Property and equipment, net	7,523	7,337
Operating lease right-of-use assets	21,676	24,084
Goodwill	172,207	172,207
Total assets	$2,384,048	$2,371,137

Liabilities
Accounts payable	$137,146	$134,702
Accrued expenses	122,924	184,051
Customer deposits	163,544	145,654
Construction lines of credit	555,512	966,248
Senior unsecured notes, net	293,604	—
Operating lease liabilities	22,433	24,661
Contingent consideration	102,813	115,128
Total liabilities	$1,397,976	$1,570,444

Mezzanine Equity
Preferred mezzanine equity	148,500	156,421
Stockholders’ Equity
Class A common stock, $0.01 per share, 289,000,000 authorized, 32,882,124 and 32,533,883 outstanding as of September 30, 2023 and December 31, 2022, respectively	329	325
Class B common stock, $0.01 per share, 61,000,000 authorized, 60,226,153 outstanding	602	602
Additional paid-in capital	271,429	264,381
Retained earnings	549,837	365,994
Noncontrolling interests	15,375	12,970
Total mezzanine and stockholders’ equity	986,072	800,693
Total liabilities, mezzanine equity and stockholders’ equity	$2,384,048	$2,371,137

Reconciliation of Non-GAAP Financial Measures

The following table presents a reconciliation of adjusted gross margin to the GAAP financial measure of gross margin for each of the periods indicated (unaudited and in thousands, except percentages):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Gross margin(1)	$184,216	$145,489	$494,373	$424,902
Interest expense in homebuilding cost of sales	30,369	14,470	85,586	36,107
Amortization in homebuilding cost of sales(2)	—	601	—	6,422
Commission expense	39,587	34,482	116,317	92,898
Adjusted gross margin	$254,172	$195,042	$696,276	$560,329
Gross margin %(3)	20.6%	18.6%	19.0%	19.0%
Adjusted gross margin %(3)	28.4%	24.9%	26.7%	25.0%
(1)Gross margin is homebuilding revenues less homebuilding cost of sales.
(2)Represents amortization of purchase accounting adjustments from the Company’s prior acquisitions.
(3)Calculated as a percentage of homebuilding revenues.

Adjusted gross margin is a non-GAAP financial measure used by management as a supplemental measure in evaluating operating performance. The Company defines adjusted gross margin as gross margin excluding the effects of capitalized interest, amortization included in homebuilding cost of sales (adjustments resulting from the application of purchase accounting in connection with acquisitions) and commission expense. Management believes this information is meaningful because it isolates the impact that capitalized interest, purchase accounting amortization and commission expense have on gross margin. The Company includes internal and external commission expense in homebuilding cost of sales, not selling, general and administrative expense, and therefore commission expense is taken into account in gross margin. As a result, in order to provide a meaningful comparison to the public company homebuilders that include commission expense below the gross margin line in selling, general and administrative expense, commission expense has been excluded from adjusted gross margin. However, because adjusted gross margin information excludes capitalized interest, purchase accounting amortization and commission expense, which have real economic effects and could impact our results of operations, the utility of adjusted gross margin information as a measure of operating performance may be limited. In addition, other companies may not calculate adjusted gross margin information in the same manner. Accordingly, adjusted gross margin information should be considered only as a supplement to gross margin information as a measure of performance.

Contacts:
Investor Contact: investors@dreamfindershomes.com
Media Contact: mediainquiries@dreamfindershomes.com